EXHIBIT 5.1

[Letterhead of Willkie Farr & Gallagher]

March 19, 1996

BDM International, Inc.
1501 BDM Way
McLeau, Virginia 22102-3204


Gentlemen:

You have requested our opinion, as special counsel for BDM International, Inc. (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-01513), as amended, filed by the Company with the Securities and Exchange Commission (the "Registration Statement").

The Registration Statement relates to an offering by the Company of up to 3,220,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

In that connection, we have examined and relied upon originals or copies, certified, or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as we have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

Based upon and subject to the foregoing and to such further limitations and qualifications as set forth below, we are of the opinion that:

    The Common Stock, when sold under the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.








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              BDM International, Inc.
              March 19, 1996
              Page 2




We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Validity of Common Stock" in the Prospectus forming a part of such Registration Statement.



Very truly yours,


/s/ Willkie Farr & Gallagher